DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), SEPTEMBER 30, 1999 AND DECEMBER 31, 1998

                             September 30,        December 31,
                                 1999               1998
ASSETS

CASH AND CASH EQUIVALENTS     $2,299,124         $1,772,250
PROPERTY, Net                  6,809,164          7,213,688
OTHER ASSETS                      66,572             64,073

TOTAL                         $9,174,860         $9,050,011

LIABILITIES AND PARTNERS' EQUITY(DEFICIT):

LIABILITIES                   $2,549,618         $2,373,616

PARTNERS' EQUITY (DEFICIT):
General Partners                 (75,774)           (75,264)
Limited Partners               6,701,016          6,751,659
     Total partners' equity    6,625,242          6,676,395

TOTAL                         $9,174,860         $9,050,011

See accompanying notes to financial statements(unaudited).


STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                              September 30,      September 30,
                                  1999               1998
REVENUES:
Rental Income                   $747,141           $686,209
Interest                          14,513             16,660
     Total revenue               761,654            702,869

EXPENSES:
Operating                        383,258            357,880
General and administrative        50,281             45,705
     Total expenses              433,539            403,585

NET INCOME                      $328,115           $299,284

AGGREGATE NET INCOME ALLOCATED TO :
    Limited partners            $324,834           $296,291
    General partners               3,281              2,993
TOTAL                           $328,115           $299,284

NET INCOME PER
   LIMITED PARTNERSHIP UNIT       $10.22              $9.32

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                31,783             31,783

See accompanying notes to financial statements(unaudited).
[/TABLE]

STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998


                                September 30,    September 30,
                                    1999             1998


REVENUES:

Rental Income                    $2,124,254       $1,974,650
Interest                             41,558           43,550
Total revenues                    2,165,812        2,018,200

EXPENSES:

Operating                         1,082,599        1,034,734
General and administrative          171,246          180,882
Total expenses                    1,253,845        1,215,616

NET INCOME                          911,967          802,584

AGGREGATE NET INCOME ALLOCATED TO:

Limited partners                    902,847          794,558
General partners                      9,120            8,026
TOTAL                               911,967          802,584

NET INCOME PER LIMITED
PARTNERSHIP UNIT                     $28.41           $25.00

LIMITED PARTNERSHIP UNITS
USED IN PER UNIT CALCULATION         31,783           31,783

See accompanying notes to financial statements (unaudited).


STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)(UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL

EQUITY AT JANUARY 1, 1998       ($69,852)     $7,287,475   $7,217,623

NET INCOME                         8,026         794,558      802,584
DISTRIBUTIONS                     (9,630)       (953,490)    (963,120)

EQUITY AT SEPTEMBER 30, 1998    ($71,456)     $7,128,543   $7,057,087

BALANCE AT JANUARY 1, 1999      ($75,264)     $6,751,659   $6,676,395

NET INCOME                         9,120         902,847      911,967
DISTRIBUTIONS                     (9,630)       (953,490)    (963,120)

BALANCE AT SEPTEMBER 30, 1999   ($75,774)     $6,701,016   $6,625,242


See accompanying notes to financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                    September 30,      September 30,
                                        1999               1998

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                             $ 911,967        $ 802,584
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                        403,894          403,896
     Loss on disposal of
     property and equipment                  630              116
  Changes in assets and liabilities:
     Increase in other assets             (2,499)         (55,855)
     Increase in liabilities             176,002          241,301
Net cash provided by operating
     activities                        1,489,994        1,392,042

CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners          (963,120)        (963,120)


NET INCREASE IN CASH AND
 CASH EQUIVALENTS                        526,874          428,922

CASH AND CASH EQUIVALENTS:
At beginning of period                 1,772,250        1,475,167
At end of period                      $2,299,124      $ 1,904,089

See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund X (the "Partnership") has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 31,783 limited partnership units.

The accompanying financial information as of September 30, 1999, and for the periods ended September 30, 1999 and 1998 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities. Two facilities are located in Warren, Michigan; one facility is located in Troy, Michigan; one facility is located in Crestwood, Illinois; and one facility is located in Forestville, Maryland. As of September 30, 1999, the total cost and accumulated depreciation of the mini-storage facilities is as follows:

        Land                             $ 2,089,882
        Buildings                         10,826,897
        Furniture and Equipment                5,810
        Total                             12,922,589
        Less: Accumulated Depreciation   ( 6,113,425)
        Property - Net                   $ 6,809,164


3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.